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                                                                     EXHIBIT 2.1



                             NOTE PURCHASE AGREEMENT

         This Note Purchase Agreement (this "Agreement"), dated as of November 30, 2001, by and among Capital Resource Partners IV, L.P., a Delaware limited partnership ("CRP IV"), CRP Investment Partners IV, LLC, a Delaware limited liability company ("CRP IP", and collectively with CRP IV, "Buyers"), ATNAM Enterprises, Inc., an Illinois corporation ("Seller"), and Kenny Industrial Services, L.L.C., a Delaware limited liability company ("Issuer").

                                    ARTICLE I

                           PURCHASE AND SALE OF NOTES

         1.1 Purchase and Sale of Notes. On the terms and subject to the conditions set forth in this Agreement, Buyers shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyers upon the execution hereof, all of Seller's right, title and interest in (i) the Second Amended and Restated Note of Issuer, dated as of the date hereof, having an original principal amount of $15,221.84, and (ii) the Amended and Restated Note of Issuer, dated as of the date hereof, having an original principal amount of $4,075,648.16 (together the "Notes"). Copies of the Notes are attached hereto as Exhibit A.

         1.2 Payments. Buyers shall pay Seller $2,500,000 in the aggregate as the purchase price for the Notes (the "Purchase Price"), by wire transfer of immediately available funds pursuant to Seller's wiring instructions attached hereto as Exhibit B. Upon execution of this Agreement, Issuer shall deliver by overnight mail its check for $252,672.98 (the "Outstanding Amount"), such amount being the payment due with respect to November 30, 2001.

         1.3 Closing Process; Further Assurances. Upon execution of this Agreement by all of the parties hereto, Buyers shall wire the Purchase Price to Seller. Upon Seller's confirmation from its bank of the receipt of the Purchase Price, Seller shall fax a copy of the Notes to Buyers. Buyers shall then surrender the Notes to Issuer for cancellation and re-issuance in the form attached hereto as Exhibit C (the "New Notes"). The Issuer shall then fax the New Notes to Buyers, followed by overnight delivery of the New Notes. The parties hereto agree to take such further actions and execute and deliver such further instruments as another party may reasonably request in order to carry out this closing process, and the provisions and intent of this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyers as follows:

         2.1 Organization and Standing. Seller is a corporation, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business in which it is engaged.


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         2.2 Corporate Authorization. Seller has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement.

         2.3 Binding Obligation. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy or insolvency laws or other laws generally relating to creditors' rights, or by general equitable principles), and the transfer and sale to Buyers of the Notes will not conflict with or violate the terms of any agreement to which Seller is a party.

         2.4 Title to Notes; No Liens. Seller has good and marketable title to, and the transfer and sale to Buyers contemplated herein will vest Buyers with good and marketable title to, the Notes, free and clear of all liens, charges, claims, restrictions or other encumbrances, other than restrictions imposed by that certain Subordination and Intercreditor Agreement by and between American National Bank and Trust Company of Chicago and Seller, dated December 15, 1998.

         2.5 No Violations. The transfer and sale by Seller of the Notes will not violate the certificate of incorporation or bylaws of Seller or, to the best of Seller's knowledge, any law, ordinance or governmental rule or regulation applicable to Seller. There is no order of any court, governmental body or arbitration board or tribunal to which Seller is subject that would prohibit the consummation of the transactions contemplated hereby.

         2.6 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Buyers, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyers severally, and not jointly, represent and warrant to Seller as follows:

         3.1 Organization and Standing. CRP IV is a limited partnership and CRP IP is a limited liability company, each validly existing and in good standing under the laws of the State of Delaware.

         3.2 Corporate Authorization. Each of the Buyers has full partnership or limited liability company (as applicable) power and authority to execute, deliver and perform this Agreement and has taken all partnership or limited liability company (as applicable) action necessary to authorize the execution, delivery and performance of this Agreement.

         3.3 Binding Obligation. This Agreement is the valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy or insolvency laws or other laws generally relating to creditors' rights, or by general equitable principles).


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         3.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Buyers, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ISSUER

         Issuer represents and warrants to Buyers as follows:

         4.1 Organization and Standing. Issuer is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on the business in which it is engaged.

         4.2 Corporate Authorization. Issuer has full limited liability company power and authority to execute, deliver and perform this Agreement and has taken all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement.

         4.3 Binding Obligation. This Agreement and each of the Notes are, and the New Notes when issued will be, a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy or insolvency laws or other laws generally relating to creditors' rights, or by general equitable principles), and the transactions contemplated pursuant to this Agreement will not conflict with or violate the terms of any agreement to which the Issuer is a party.

         4.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Buyers, any right, interest or valid claim against Issuer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 Notices. Any notice or communication given pursuant hereto by any party to the other parties hereto will be in writing and will be delivered or mailed by registered mail, postage prepaid or sent by Federal Express or other comparable nationally recognized courier service, or by telecopy, as follows:

         If to Issuer:              Kenny Industrial Services, L.L.C.
                                    414 N. Orleans Ave., Suite 202
                                    Chicago, Illinois 60610
                                    Attn:  Michael G. Rothman
                                    Telecopier:  (312) 645-8518


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         If to Seller:              ATNAM Enterprises, Inc.
                                    c/o Nextgen Communications Corporation
                                    11850 Jones Road
                                    Houston, TX  77070
                                    Attn.:  Frank J. Fradella
                                    Telecopier:  (830) 640-3126

         If to Buyers:              Capital Resource Partners
                                    85 Merrimac Street, Suite 200
                                    Boston, Massachusetts 02114
                                    Attn: Robert C. Ammerman
                                    Telecopier:  (617) 723-9819


or to such other address or telecopy number as will hereinafter be furnished in writing by any party hereto to the other party hereto.

         5.2 Expenses. Each of the parties hereto will bear its own expenses incurred in connection with the transactions contemplated hereby.
Notwithstanding the foregoing, as between the Issuer and the Buyers the provisions of Section 10.04 of that certain Amended and Restated Senior Subordinated Note and Interest Purchase Agreement, dated as of November 30, 2001, by and among the Issuer, the Buyers and the other parties set forth on the signature pages thereto shall govern the allocation and reimbursement of expenses.

         5.3 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto (which are herein incorporated by reference) set forth the entire agreement among Buyers and Seller relating to the purchase and sale of the Notes and supersede all prior agreements or understandings among such parties. This Agreement may be amended or modified only by a written instrument signed by Buyers and Seller.

         5.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

         5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         5.6 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Seller shall not have the right to assign this Agreement without the prior written consent of Buyers, which consent may be withheld by Buyers in their sole and absolute discretion.


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         5.7 Headings. The headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

         5.8 Remedies. If any one or more of the covenants and/or agreements set forth in this Agreement will have been breached by Seller or Buyers, the other party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, without limitation, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement set forth in this Agreement.

                  [Remainder of page intentionally left blank.]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                         CAPITAL RESOURCE PARTNERS IV, L.P.

                                         By:  CRP Partners IV, LLC
                                              Its General Partner


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title: Member

                                         CRP INVESTMENT PARTNERS IV, LLC


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title: Member

                                         ATNAM ENTERPRISES, INC.


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                         KENNY INDUSTRIAL SERVICES, L.L.C.


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:


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